Exhibit 10.24

THIRD AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT, dated as of March 23, 2007 (this “Amendment”), relating to the Credit Agreement referenced below, is by and among PHOSPHATE HOLDINGS, INC., a Delaware corporation, and MISSISSIPPI PHOSPHATES CORPORATION, a Delaware corporation (collectively, the “Borrowers”), the lenders identified on the signature pages thereto (the “Lenders”), and PNC Bank, National Association, a national banking association, as agent for the Lenders (in such capacity, the “Agent”). Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a $15,000,000 credit facility has been extended to the Borrowers pursuant to the terms of that certain Revolving Credit and Security Agreement dated as of March 24, 2005, as amended as of February 27, 2006 and as of August 23, 2006 (as amended and modified from time to time, the “Credit Agreement”) among the Borrowers, the Lenders identified therein, and PNC Bank, National Association, as agent for the Lenders;

WHEREAS, the Borrowers have requested certain modifications to the Credit Agreement;

WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments. The Credit Agreement is amended as set forth below:

(a) New definitions of “Bond”, “Domestic Rate Loan”, “Eurodollar Rate”, “Eurodollar Rate Loan”, “Interest Period”, “Reserve Percentage”, “Term Loan”, and “Term Note” are added to Section 1.2 in correct alphabetical order to read as follows:

“ “Bond” shall mean a Gulf Opportunity Zone Bond issued under the GO Zone Act or similar bond that may be obtained by Borrowers.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on Moneyline Telerate (or appropriate successor or, if British Banker’s Association or its successor ceases to provide such quotes, a comparable replacement determined by Agent) display page 3750 (or such other display page on the Moneyline Telerate system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by BBA as shown on

Eurodollar Rate = Moneyline Telerate Service display page 3750 or appropriate successor

1.00 - Reserve Percentage.

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give prompt notice to the Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Interest Period” shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.2(b).

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Term Loans” shall mean the Advances made pursuant to Section 2.23(a) hereof.

“Term Note” shall mean the promissory note described in Section 2.23(b) hereof.”

(b) The definitions of “Advances”, “Business Day”, “Funded Debt Payments”, “Interest Rate”, “Note”, “PNC Hold Amount”, “Revolver Advances” and “Undrawn Availability” in Section 1.2 are amended to read as follows:

“Advances” shall mean and include the Revolving Advances and Letters of Credit, as well as the Term Loans.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealing are carried on in the London interbank market.

“Funded Debt Payments” shall mean and include, for any period, all cash actually expended by the Borrowers to make (a) interest payments on any Advances hereunder, plus (b) scheduled principal payments on the Term Loans, plus (c) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (d) capitalized lease payments, plus (e) scheduled payments with respect to and any other Indebtedness for borrowed money.

“Interest Rate” shall mean (i) for Revolving Advances that are Domestic Rate Loans, the Alternate Base Rate plus one-half of one percent (0.50%) per annum, (ii) for Revolving Advances that are Eurodollar Rate Loans, the Eurodollar Rate plus three percent (3.0%) per annum, (iii) for Term Loans that are Domestic Rate Loans, the Alternate Base Rate plus one percent (1.0%) per annum and (iv) for Term Loans that are Eurodollar Rate Loans, the Eurodollar Rate plus three and one-half of one percent (3.50%) per annum.

“Note” shall mean collectively the Revolving Credit Note and the Term Note.

“PNC Hold Amount” shall mean not less than (i) fifty-one percent (51%) of the Maximum Revolving Advance Amount as of the Closing Date ($15,000,000) and (ii) fifty-one percent (51%) of the amount of the Term Loan that PNC agrees to hold at all times so long as no Default or Event of Default exists.

“Revolving Advances” shall mean Advances made other than Letters of Credit and the Term Loans.

“Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus (b) the sum of (i) the outstanding amount of Advances (other than the Term Loans) plus (ii) all amounts due and owing to each Borrower’s trade creditors which are outstanding more than sixty (60) days after the due date, plus

(iii) fees and expenses for which Borrowers are liable but which have not been paid or charged to Borrowers’ Account.”

(c) Section 2.1(a) is amended to read as follows:

“2.1(a) Revolving Advances.

Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts such that such Lender’s Commitment Percentage of all outstanding Revolving Advances plus such Lender’s Commitment Percentage of all outstanding Letters of Credit shall not exceed its Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i) up to 85%, subject to the provisions of Section 2.1(b) hereof (“Receivables Advance Rate”), of Eligible Receivables, plus

(ii) up to the lesser of (A) 65%, subject to the provisions of Section 2.1(b) hereof, of the value of the Eligible Inventory, (B) 85% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its sole discretion exercised in good faith) or (C) $8,000,000 in the aggregate at any one time (“Inventory Advance Rate”), plus

(iii) through and including March 31, 2007, up to the lesser of (A) 30% on December 31, 2006 and thereafter, subject to the provisions of Section 2.1(b) hereof, of Eligible Insurance Claims, or (B) $2,000,000 in the aggregate on February 28, 2007 and thereafter (the “Eligible Insurance Claims Advance Rate”), minus

(iv) such reserves as Agent may reasonably deem proper and necessary from time to time in its reasonable credit judgment exercised in good faith, including, without limitation, a reserve of (A) $250,000 commencing on April 1, 2007 through and including April 30, 2007; (B) $500,000 on May 1, 2007 through and including May 31, 2007; (C) $750,000 on June 1, 2007 through and including June 30, 2007; and (D) $1,000,000 on July 1, 2007 and at all times thereafter.

The amount derived from the sum of (w) Sections 2.1(a)(y)(i), (ii) and (iii) minus (z) Section 2.1 (a)(y)(iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).”

(d) Section 2.2 is amended to read as follows:

“2.2 Procedure for Revolving Advances Borrowing.

(a) Borrowers may notify Agent prior to 10:00 a.m. (New York time) on a Business Day of Borrowers’ request to incur, on that day, a Revolving Advance hereunder. In the event Borrowers desire a Term Loan, Borrowers shall give Agent at least three (3) Business Days’ prior written notice. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event Borrowers desire to obtain a Eurodollar Rate Loan, Borrowers shall give Agent written notice by no later than 10:00 a.m. on the day which is three (3) Business Days prior to the date such Eurodollar Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in an aggregate principal amount that is not less than $1,000,000 and in integral multiples of $100,000, in excess thereof, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to Borrowers during the continuance of a Default or an Event of Default. After giving effect to each requested Eurodollar Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(d), there shall not be outstanding more than six (6) Eurodollar Rate Loans, in the aggregate.

(c) Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrowers may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

Borrowers shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by their notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrowers shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 10:00 a.m. (New York time) on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowers, Borrowers shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

(d) On the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, Borrowers may convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan and any conversion to a Eurodollar Rate Loan may only be done if no Event of Default has occurred and is continuing. If Borrowers desire to convert a loan, Borrowers shall give Agent written notice by no later than 10:00 a.m. (New York time) (i) on the day which is three (3) Business Days’ prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a Eurodollar Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur with respect to a conversion from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor.

(e) At their option and upon written notice given prior to 10:00 a.m. (New York time) at least three (3) Business Days’ prior to the date of such prepayment, Borrowers may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrowers shall specify the date of prepayment of Advances which are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrowers shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

(f) Borrowers shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrowers in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrowers to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its

Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowers shall be conclusive absent manifest error.

(g) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowers shall be conclusive absent manifest error.

(h) The Borrowers’ obligations and the indemnifications under this Section 2.2 shall survive the termination of this Agreement.”

(e) Section 2.4(a) is amended to read as follows:

“2.4 Repayment of Advances.

(a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loans shall be due and payable as provided in Section 2.23(b) hereof and in the Term Note.”

(f) The last sentence of Section 2.7 is amended to read as follows:

“2.7 Letters of Credit.

All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Interest Rate for Domestic Rate Loans; Letters of Credit that have not been drawn upon shall not bear interest.”

(g) Sections 2.18(a) and (b) are amended to read as follows:

“2.18 Manner of Borrowing and Payment.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders. The Term Loans shall be advanced according to the Commitment Percentage of Lenders.

(b) Each payment (including each prepayment) by Borrowers on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Each payment (including any prepayment) by Borrowers on account of the principal of and interest on the Term Note, shall be made from or to, or applied to that portion of the Term Loan evidenced by the Term Note pro rata according to the Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrowers on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.”

(h) Section 2.22 is amended by deleting the word “and” in front of clause (H) and by adding the following phrase before the period at the end of clause (H):

“and (I) the Borrowers shall be liable to such replaced Lender under Section 2.2 and 2.23(b) if any Eurodollar Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto.”

(i) A new Section 2.23 is added to read as follows:

“2.23 Term Loans.

(a) Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, shall, from time to time, make available Advances to Borrowers (each, an “Term Loan” and collectively, the “Term Loans”) to reimburse Borrowers’ for construction costs incurred in connection with a storm and flood control levee at Borrowers’ Pascagoula facility. All such Term Loans shall be in such amounts as are requested by Borrowers, but in no event shall any exceed actual construction costs incurred by Borrowers for completed construction work. The total amount of all Term Loans outstanding hereunder shall not exceed, in the aggregate, the sum of Three Million Dollars

($3,000,000). In no event shall any Lender be required to provide more than its Commitment Percentage of any Term Loan. Once repaid Term Loans may not be reborrowed. Borrowers shall submit to Agent any documentation that may be required by Agent to support the Advances requested by Borrowers.

(b) Advances constituting Term Loans may be made at any time after April 1, 2007 but only after Agent’s receipt of at least a satisfactory draft of Borrowers’ 2006 fiscal year end financial statements from Borrowers’ accountants. No Advances for Term Loans shall be made after December 31, 2007 (the “Borrowing Period”). At the end of the Borrowing Period the sum of the principal of all Term Loans shall amortize on the basis of a sixty month schedule (such amount, the “Amortization Amount”). Commencing on January 1, 2008 and on the first (1st) day of each month thereafter the Amortization Amount shall be paid with the remaining outstanding principal balance plus all accrued but unpaid interest due at the end of the Term. Term Loans shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.23(b). The Term Loans may consist of Domestic Rate Loans or Eurodollar Rate Loans, or a combination thereof, as the Borrowers may request. In the event that the Borrowers desire to obtain or extend a Eurodollar Rate Loan or to convert a Domestic Rate Loan to a Eurodollar Rate Loan, the Borrowers shall comply with the notification requirements set forth in Sections 2.2(b) and (d) and the provisions of Sections 2.2(b) through (h) shall apply, mutatis mutandis.

(c) Borrowers and Agent acknowledge that if Borrowers obtain a Bond the proceeds will be used to prepay the Term Loans.”

(j) Section 3.1 is amended to read as follows:

“3.1 Interest.

Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to with respect to Revolving Advances and the Term Loans, the applicable Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required

Lenders, the Obligations shall bear interest at the applicable Interest Rate plus two (2%) percent per annum (the “Default Rate”).”

(k) Section 3.5 is amended to read as follows:

“3.5 Computation of Interest and Fees.

Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Interest Rate for Domestic Rate Loans during such extension.”

(l) Section 3.7(a) is amended to read as follows:

“(a) In the event that any change in applicable law, treaty or governmental regulation or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall.”

(m) The first sentence of Section 3.8(a) is amended to read as follows:

“(a) In the event that Agent or any Lender shall have reasonably determined that any Applicable Law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.8, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender’s capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods.”

(n) A new Section 3.12 is added to read as follows:

“3.12 Basis For Determining Interest Rate Inadequate or Unfair.

In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrowers prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrowers shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan which was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowers shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrowers shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.”

(o) The last sentence of Section 4.2 is amended to read as follows:

“All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’

Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.”

(p) Section 4.12 is amended to read as follows:

“4.12 Failure to Pay Insurance.

If Borrowers fail to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrowers, and charge Borrowers’ Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.”

(q) The last sentence of Section 4.19(f) is amended to read as follows:

“All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.”

(r) Section 7.6 is amended to read as follows:

“7.6 Capital Expenditures.

Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount in excess of $5,000,000. For fiscal year 2007 only, Capital Expenditures for purposes of the calculation of this covenant shall not include Capital Expenditures (i) recorded on Borrowers’ books as the result of “involuntary conversion” income (income generally consisting of the difference between the cost of repair or replacement of damaged assets and the historical carrying value of such assets) and (ii) costs related to the construction of Borrowers’ levee in an amount not to exceed the aggregate amount of the Term Loans.”

(s) Section 10.14 is amended to read as follows:

“10.14. the operations of any Borrower’s manufacturing facility are interrupted at any time for a continuous period of time of more than forty-five (45) days (other than for scheduled interruptions for maintenance for two weeks twice a year) (an “Interruption Event”), unless such Borrower shall (i) be entitled to receive proceeds of business interruption insurance coverage for such period of interruption after the deductible period as provided in such Borrower’s insurance policy in an amount at least equal to its average per diem cash, exclusive of variable production costs and expenses of the type not incurred during such period of interruption, for the consecutive three month period immediately preceding the initial date of interruption and (ii) begin receiving insurance proceeds (advances) from or on behalf of the insurance carriers in an amount at least equal to the amount described in clause (i) preceding not later than forty-five (45) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if the Interruption Event exists for more than one hundred five (105) consecutive days. An Event of Default shall also be deemed to exist (i) if the applicable Borrower does not have business interruption insurance coverage at any time following an Interruption Event or (ii) if the applicable Borrower ceases receiving business interruption insurance proceeds at any time following an Interruption Event, except that this clause (ii) shall not be an Event of Default if the business interruption insurance proceeds cease and such Borrower’s manufacturing facility has returned to full operation.”

(t) Section 13.1 is amended to read as follows:

“13.1 Term.

This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until March 31, 2011 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event this Agreement is terminated in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to 0.50% of the Maximum Revolving Advance Amount and 0.50% of the outstanding and unpaid principal balance of the Term Loans. Notwithstanding the foregoing, the early termination fee associated with the Term Loans will be waived if the Term Loans are prepaid from the proceeds of a Bond for which PNC has issued a Letter of Credit or other required guaranty for the Bond.”

(u) The fourth paragraph of Section 15.2(b) is amended by adding the words “for Revolving Advances consisting of Domestic Rate Loans” after the words “Default Rate” in the eighth line.

(v) A new Exhibit 2.23(b) is added in the form attached hereto and incorporated herein by reference.

2. Amendment Fee. The Borrowers agree to pay the Agent an amendment fee of $20,000.

3. Representations and Warranties. The Borrowers hereby represent and warrant in connection herewith that as of the date hereof (after giving effect hereto) (i) the representations and warranties set forth in Article V of the Credit Agreement are true and correct in all material respects (except those which expressly relate to an earlier date), and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

4. Acknowledgments, Affirmations and Agreements. The Borrowers (i) acknowledge and consent to all of the terms and conditions of this Amendment and (ii) affirm all of their obligations under the Credit Agreement and the Other Documents.

5. Credit Agreement. Except as expressly modified hereby, all of the terms and provisions of the Credit Agreement remain in full force and effect.

6. Expenses. The Borrowers agree to pay all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of the Agent’s legal counsel.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. It shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

8. Governing Law. This Amendment shall be deemed to be a contract under, and shall for all purposes be construed in accordance with, the laws of the State of North Carolina.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:	PHOSPHATE HOLDINGS, INC., a Delaware corporation

By: /s/ Robert E. Jones
Name: ROBERT E. JONES
Title: President

MISSISSIPPI PHOSPHATES CORPORATION, a Delaware corporation

By: /s/ Robert E. Jones
Name: ROBERT E. JONES
Title: Chief Executive Officer

AGENT AND LENDER:	PNC BANK, NATIONAL ASSOCIATION, in its capacity as Agent and as Lender

By: /s/ Jerold Slutsky
Name: JEROLD SLUTSKY
Title: Vice-President

Exhibit 2.23(b)

TERM NOTE

$3,000,000	March 23, 2007

This Term Note is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement dated as of March 24, 2005, as amended (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”) by and among the undersigned, as Borrowers, the various financial institutions named therein or which hereafter become a party thereto (each individually a “Lender” and collectively, “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (in its individual capacity, “PNC”), as agent for Lenders (in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings provided in the Credit Agreement.

FOR VALUE RECEIVED, each of the Borrowers hereby promises, jointly and severally, to pay to the order of PNC BANK, NATIONAL ASSOCIATION (“Payee”), at the office of Agent located at PNC Bank Center, Two Tower Center, 8th Floor, East Brunswick, New Jersey 08816 or at such other place as Agent may from time to time designate to Borrowers in writing:

(i) the principal sum of Three Million Dollars ($3,000,000) payable in accordance with the provisions of the Credit Agreement, subject to acceleration upon the occurrence of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii) interest on the principal amount of the Term Loan evidenced by this Term Note from time to time outstanding, payable in accordance until such principal amount is paid in full at the applicable Interest Rate in accordance with the provisions of the Credit Agreement. In no event, however, shall interest exceed the amount collectible at the maximum interest rate permitted by law. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

This Term Note is one of the Term Notes referred to in the Credit Agreement and is secured by the liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Term Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Section 10.7 of the Credit Agreement shall occur, then this Term Note shall immediately become due and payable, without notice, together with reasonable attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur under the Credit Agreement or any of the Other Documents, and the same is not cured within any applicable grace or cure period, then this Term Note may, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Term Note shall be construed and enforced in accordance with the laws of the State of North Carolina.

Each Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Credit Agreement.

PHOSPHATE HOLDINGS, INC., a Delaware corporation
By:
Name:
Title:

MISSISSIPPI PHOSPHATES CORPORATION, a Delaware corporation
By:
Name:
Title: